Exhibit 23(d)(vii) under N-1A
                                                    Exhibit 10 under 601/Reg S-K
                                       EXHIBIT F

                          FEDERATED MUNICIPAL ULTRASHORT FUND

      For all services rendered by Adviser hereunder, the above-named Fund of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .60 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .60 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of September, 2000.

                              FEDERATED INVESTMENT MANAGEMENT COMPANY


                              By:  /S/ G. ANDREW BONNEWELL
                                 ---------------------------------
                              Name:  G. Andrew Bonnewell
                              Title:  Vice President


                              FEDERATED FIXED INCOME SECURITIES, INC.


                              By:  /S/ J. CHRISTOPHER DONAHUE
                                 ---------------------------------
                              Name:  J. Christopher Donahue
                              Title:  Executive Vice President